Exhibit 10.7

WAREHOUSING AGREEMENT

THIS WAREHOUSING AGREEMENT (this “Agreement”), effective as of June 29, 2005, is made by and between Bear, Stearns & Co. Inc. (“Bear Stearns”) and Taberna Funding, LLC (“Taberna”).

RECITALS

WHEREAS, Bear Stearns and Taberna will mutually determine certain trust preferred securities (the “Capital Securities”) issued by REITs or REOCs (each as defined herein) to be purchased by Bear Stearns during the term of this Agreement in order to accumulate a portfolio of Capital Securities (all Capital Securities so acquired during the Accumulation Period (as defined below), collectively, the “Warehouse Portfolio”); and

WHEREAS, Bear Stearns agrees to purchase such Capital Securities in a maximum amount of $500 million (the “Target Level”) during the Accumulation Period.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used herein shall have the meanings set forth below:

“Accumulation Period” means the period commencing on the date of satisfaction of each of the conditions set forth in Section 3 below and ending on the Termination Date.

“Affiliate” means, in relation to any specified Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer, employee, member or general partner of (i) such Person or (ii) any such other Person described in clause (a) above. For the purposes of this definition, “control” of a Person means the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Net Gain” means the excess, if any, of (a) the aggregate amount of all Net Gains over (b) the aggregate amount of all Net Losses.

“Aggregate Net Loss” means the excess, if any, of (a) the aggregate amount of all Net Losses over (b) the aggregate amount of all Net Gains.

“Bear Stearns Purchase Price” means, with respect to any Capital Security, the purchase price paid by Bear Stearns (in accordance with Section 2 below) for such Capital Security (inclusive of amounts attributable to accrued interest thereon at the time of purchase by Bear Stearns).

“Bid Price” has the meaning ascribed thereto in Section 2(A) below.

“Business Day” means any day of the year other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to be closed.

“Carry Period” means, with respect to each Capital Security, the period commencing on (and including) the settlement date on which Bear Stearns acquired such Capital Security and ending on (and excluding) the date on which such Capital Security is sold or liquidated by Bear Stearns in accordance with Section 4 or 5 below.

“Carry Yield” means, with respect to a Capital Security and the related Carry Period, the sum of (i) accrued and unpaid interest on such Capital Security and (ii) interest actually received by Bear Stearns on such Capital Security.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Credit Risk Security” means any Capital Security with respect to which Bear Stearns and Taberna mutually determine in good faith has a significant risk of declining in credit quality and, with lapse of time, may become a Defaulted Security.

“Defaulted Security” means any Capital Security with respect to which (i) the maturity of all or a portion of any payment due under such obligation is accelerated; (ii) there has occurred and is continuing a default as to payment of principal and/or interest, which default entitles the holders thereof, with notice or passage of time or both, to accelerate the maturity of all or a portion of the principal amount of such obligation, but only until such default or event of default has been cured or waived; (iii) the issuer thereof is in default as to payment of principal and/or interest on another obligation (and such default has not been cured or waived) which is senior or pari passu in right of payment to such Capital Security; (iv) the rating of such Capital Security by S&P falls to “CCC” or below (or is suspended or withdrawn); or (v) the issuer thereof becomes bankrupt or insolvent.

“Designated Purchaser Purchase Price” means, with respect to any Capital Security on any date of determination, (a) the sum of (i) the Bear Stearns Purchase Price with respect to such Capital Security plus (ii) the aggregate amount of all Hedge Termination Payments made on or prior to such date with respect to any related Hedge Agreement minus (b) the sum of (i) the aggregate of all payments of principal of such Capital Security made on or prior to such date that Bear Stearns has retained for its own account plus (ii) the aggregate amount of all Hedge Termination Receipts received on or prior to such date with respect to any related Hedge Agreement.

“Escrow Account” shall have the meaning ascribed to it in Section 4(B) below.

“Extended Scheduled Termination Date” means 60 days from the Scheduled Termination Date; provided that the Extended Scheduled Termination Date shall be designated and effective only if the Target Level has not been reached as of the Scheduled Termination Date.

“Financing Cost” means, with respect to any Capital Security, an amount obtained by (a) calculating for each day during the Carry Period for such Capital Security the product of (i) the Issuer Purchase Price on such day (calculated without regard to any Hedge Termination Payments or Hedge Termination Receipts) multiplied by (ii) LIBOR in effect for the current LIBOR Period plus the Financing Spread on such day divided by (iii) 360 and (b) summing the products obtained pursuant to the foregoing clause (a) for each day during the Carry Period for such Capital Security.

“Financing Spread” means a percentage rate equal to 0.50%.

“Hedge Agreement” has the meaning ascribed thereto in Section 2(A) below.

“Hedge Termination Payment” means the amount paid by Bear Stearns in respect of the termination of any Hedge Agreement in connection with any delivery to the Designated Purchaser, or any liquidation, of any Capital Security hereunder.

“Hedge Termination Receipt” means the amount received by Bear Stearns in respect of the termination of any Hedge Agreement in connection with any delivery to Designated Purchaser, or any liquidation, of any Capital Security hereunder.

“Hedging Cost Adjustment” means for any fixed rate Capital Security that is subject to a Hedge Agreement, an amount equal to (a) the product of (i) the “notional amount” as set forth in the confirmation related to such Hedge Agreement and (ii) the difference (which may be positive or negative) between (x) the “relevant swap rate” (as set forth in such confirmation) multiplied by 360 and divided by 365 and (y) and 3-Month LIBOR (as defined in such confirmation), (b) divided by 360.

“Interim Hedge Payments” means all payments (excluding Hedge Termination Payments) paid by Bear Stearns pursuant to any Hedge Agreement.

“Interim Hedge Receipts” means all receipts (excluding Hedge Termination Receipts) paid to Bear Stearns pursuant to any Hedge Agreement.

“LIBOR” means, for each LIBOR Period, the offered rate, as determined by Bear Stearns, for dollar deposits in the London interbank market of one month that appears on Telerate Page 3750 (or such other page as may replace such Telerate Page 3750 for the purpose of displaying comparable rates) as of 11:00 a.m. (New York time) on the date two LIBOR Banking Days prior to the first day of such LIBOR Period.

“LIBOR Banking Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York and London.

“LIBOR Period” means (a) the period commencing on and including the date hereof and ending on but excluding the one-month anniversary of the date hereof and (b) each period thereafter commencing on and including the day following the last day of the immediately preceding LIBOR Period and ending on but excluding the one-month anniversary of the first day of such LIBOR Period.

“Liquidation Procedures” has the meaning ascribed thereto in Section 6 below.

“Market Makers” has the meaning ascribed thereto in Section 6 below.

“Net Carry” means, with respect to each Capital Security at any time, (a) the Carry Yield accrued on such Capital Security during the Carry Period therefor minus (b) the sum of (i) Financing Cost with respect to such Capital Security, (ii) any Hedging Cost Adjustment (if such Capital Security has a fixed rate coupon and is subject to a Hedging Agreement) and (iii) accrued interest, if any, purchased by Bear Stearns on the settlement date on which Bear Stearns acquired such Capital Security.

“Net Gain” means, with respect to any Capital Security sold by Bear Stearns in accordance with Section 5 herein, the excess, if any, of (a) the net proceeds received by Bear Stearns from such sale, minus (b) the par amount of such Capital Security, computed as of the Settlement Date.

“Net Loss” means, with respect to any Capital Security sold by Bear Stearns in accordance with Section 5 herein, the excess, if any, of (a) the Issuer Purchase Price of such Capital Security computed as of the Settlement Date minus (b) the net proceeds received by Bear Stearns from such sale.

“Permitted Investment” means any United States dollar denominated investment in one or more of the following obligations or securities:

(i) Cash;

(ii) securities issued or guaranteed by the United States of America or an agency or instrumentality thereof representing a full faith and credit obligation of the United States of America and, with respect to each of the foregoing, that is maintained in book-entry form on the records of a Federal Reserve Bank.;

(iii) demand and time deposits in, certificates of deposit of, trust account with, or bankers’ acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have a credit rating of not less than “Aaa” by Moody’s (and if so rated by Moody’s, such rating is not on watch for possible downgrades) and “AAA” by S&P, in the case of long-term debt obligations, or “P-1” by Moody’s and “A-1+” by S&P, in the case of commercial paper and short-term debt obligations;

(iv) unleveraged repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other registered security issued or guaranteed by an agency or instrumentality of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii) above or entered into with a broker-dealer registered with the U.S. Securities and Exchange Commission (acting as principal) with, or whose parent company has a long-term rating of not less than “Aaa” by Moody’s (and if so rated by Moody’s, such rating is not on watch for possible downgrades) and “AAA” by S&P at the time of such investment;

(v) registered debt securities bearing interest or sold at a discount issued by any corporation formed under the laws of the United States of America or any state thereof that have a credit rating of “Aaa” from Moody’s (and, if so rated by Moody’s, is not on watch for possible downgrade) and “AAA” from S&P at the time of such investment or contractual commitment providing for such investment;

(vi) commercial paper or other short-term obligations a maturity of not more than one hundred eighty-three (183) days from the date of issuance and having at the time of such investment a credit rating of “P-1” by Moody’s (and, if so rated by Moody’s, is not on watch for possible downgrade) and “A-1+” by S&P;

(vii) a reinvestment agreement issued by any bank other than a U.S. bank (if treated as a deposit by such bank), or a reinvestment agreement issued by any insurance company other than a U.S. insurance company that has a credit rating of “P-1” by Moody’s (and, if so rated by Moody’s, is not on watch for possible downgrade) and “A-1+” by S&P;

(viii) off-shore money market funds which funds have, at all times, credit ratings of “Aaa” by Moody’s (and, if so rated by Moody’s, is not on watch for possible downgrade) and “AAAm” or “AAAm-G” by S&P, respectively; and

(ix) any other investment approved by Bear Stearns.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Purchase Date” means the date on which a Capital Security is purchased by the Designated Purchaser.

“Rating Agencies” means Moody’s Investors Services Inc. (“Moody’s”). Fitch Ratings (“Fitch”) and Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”).

“REIT” means a real estate investment trust, company or other organization within the meaning of Section 856 of the Code or any successor provision.

“REOC” means a real estate operating company, trust or other organization that does not satisfy the requirements of Sections 856 through 860 of the Code or any successor provision.

“Scheduled Termination Date” means the date which is 270 days from the date of the first funding of Capital Securities by Bear Stearns under this Agreement.

“Settlement Date” means, with respect to each Capital Security included in the Warehouse Portfolio, the date on which such Capital Security is sold or liquidated by Bear Stearns pursuant to Section 4 or Section 5 herein.

“Termination Date” means the later of (i) the Scheduled Termination Date and (ii) the Extended Scheduled Termination Date.

“Warehouse Account” has the meaning ascribed thereto in Section 2(A) below.

“Warehouse Equity Account” has the meaning ascribed thereto in Section 3(B) below.

“Warehouse Equity Amount” means 10% of the Bear Stearns Purchase Price for each Capital Security held in the Warehouse Account and Escrow Account.

“Warehouse Equity Interest” means, (i) with respect to an amount equal to the Warehouse Equity Amount required hereunder at the time of determination, any interest accrued and paid with respect to the Warehouse Equity Amount, and (ii) with respect to any amount in excess of the Warehouse Equity Amount required hereunder at the time of determination, interest, calculated in accordance with standard commercial practice, compounded monthly, on the excess over the Warehouse Equity Amount at LIBOR plus the Financing Spread from, and including, the date hereof, to, and excluding, the Termination Date.

2. Accumulation of Capital Securities.

(A) During the Accumulation Period, Taberna and Bear Stearns will mutually agree on each Capital Security for inclusion in the Warehouse Portfolio and the bid price (the “Bid Price”) for such Capital Security and, subject to the satisfaction of the conditions set forth in Section 3 below, Bear Stearns shall purchase any Capital Security so agreed upon at a price no greater than the Bid Price. Bear Stearns shall hold all such Capital Securities in one or more accounts established by Bear Stearns on or prior to the date hereof (collectively, the “Warehouse Account”) pending the sale of such Capital Securities pursuant to Section 4 or Section 5 below. Prior to the acquisition of any Capital Security, each of Bear Stearns and Taberna shall be satisfied in its sole discretion that the risk of depreciation in market value of such Taberna by reason of an increase in interest rates during the Carry Period for such Capital Security is hedged pursuant to one or more interest rate protection arrangements entered into by Bear Stearns that are satisfactory in form and substance to each of the parties hereto (each, a “Hedge Agreement”). The aggregate Bear Stearns Purchase Price for all Capital Securities held in the Warehouse Account and Escrow Account (the “Combined Purchase Price”) shall not at any time exceed $500,000,000. With respect to each Capital Security held in the Warehouse Account or Escrow Account, Bear Stearns shall, until conveyed, transferred or sold to the Designated Purchaser or otherwise conveyed in accordance with this Agreement, be entitled, following notice to and consultation with Taberna, to exercise any and all other rights (including without limitation, voting and exchange rights) with respect to such Capital Security.

(B) Upon the request of Taberna, Bear Stearns shall make available to it information as to the hedge position, if any, with respect to any Capital Security held in the Warehouse Account or Escrow Account.

(C) On the first Business Day of each calendar month, commencing in August 2005, and ending on the date on which Bear Stearns has repaid any remaining amount in the Warehouse Equity Account to Taberna in accordance with Section 3(D) hereof, Bear Stearns shall pay Taberna an amount equal to the Warehouse Equity Interest accrued and unpaid as of such interest payment date; provided that the last payment of Warehouse Equity Interest shall be made on the later of (x) the Termination Date and (y) the last date on which any Capital Security is sold pursuant to the Liquidation Procedures (and in any event no later than the date occurring 30 days after the Termination Date).

3. Conditions to Accumulation. The obligation of Bear Stearns to acquire any Capital Security for inclusion in the Warehouse Account in accordance with Section 2 above is subject to the satisfaction of the following conditions:

(A) With respect to any Capital Security proposed for inclusion in the Warehouse Account: (i) each of Bear Stearns and Taberna shall have approved of the inclusion of such Capital Security in the Warehouse Account and (ii) such Capital Security shall satisfy the criteria set forth in Annex A hereto; provided, however, that (a) within four Business Days after its receipt of Taberna’s proposal to acquire any Capital Security, Bear Stearns shall notify Taberna of its consent to, or rejection thereof and (b) once Bear Stearns has given consent to the inclusion in the Warehouse Portfolio of any Capital Security issued in connection with a direct origination, such consent may not thereafter be revocable unless there has been a material adverse change in the financial condition of the underlying issuer.

(B) On or prior to the date hereof, Taberna shall deposit with Bear Stearns in an account designated the “Warehouse Equity Account” (the “Warehouse Equity Account”) an amount not less that the Warehouse Equity Amount; provided that the initial deposit shall be not less than $2,500,000. From the date hereof until the Termination Date, Taberna shall deposit any additional amount required to ensure that the balance on deposit in the Warehouse Equity Account is not less than the Warehouse Equity Amount; provided that Taberna shall have the right to withdraw from the Warehouse Equity Account any amount exceeding the Warehouse Equity Amount at any time. Amounts held on deposit in the Warehouse Equity Account shall be invested in Permitted Investments as directed by Taberna and may only be applied to satisfy Taberna’s obligations under Section 5 hereof.

(C) Taberna hereby grants to Bear Stearns a continuing first priority security interest in all of its rights to the Warehouse Equity Account, as security for the payment and performance by Taberna of all of its obligations to Bear Stearns hereunder. The Warehouse Equity Account shall be held in the name of Bear Stearns and shall be a “deposit account” as defined in Section 9-102(a)(29) of the Uniform

Commercial Code as in effect in the State of New York, and the “bank’s jurisdiction” (within the meaning of Section 9-304(b) of such Code) with respect to the Warehouse Equity Account shall be specified as New York.

(D) On the later of (x) the earlier of the Purchase Date and the Termination Date and (y) the last date on which any Capital Security is sold pursuant to the Liquidation Procedures (and in any event no later than the date 30 days after the Termination Date), Bear Stearns will transfer any balance standing to the credit of the Warehouse Equity Account (to the extent remaining after application to any amount owing to Bear Stearns as provided in Section 5 below) to Taberna.

4. Sale of Capital Security to Designated Purchaser. The parties hereto agree that on or prior to the Termination Date, at the request of Taberna, Bear Stearns shall sell to a purchaser designated by Taberna (the “Designated Purchaser”), and the Designated Purchaser shall purchase from Bear Stearns, each Capital Security held in the Warehouse Account, subject to the following terms:

(A) if a Capital Security becomes a Credit Risk Security or a Defaulted Security on or prior to the Purchase Date, the Designated Purchaser’s obligation to purchase such Capital Security shall terminate upon notice of such event from Bear Stearns to Taberna and such Capital Security shall be liquidated in accordance with Section 5 below;

(B) on the Business Day occurring on or after a date designated by Taberna and in no event later than ten days before the Purchase Date, and from time to time as necessary thereafter, Bear Stearns shall transfer and assign each Capital Security eligible to be purchased by the Designated Purchaser (together with any amounts received by Bear Stearns in connection with any calls, tenders or consents in respect of such Capital Security) from the Warehouse Account to an account (the “Escrow Account”) maintained by an escrow agent (in such capacity, the “Escrow Agent”) pursuant to an escrow agreement to be entered into by and between the Designated Purchaser, the Escrow Agent and Bear Stearns (providing for the delivery of each Capital Security to the Designated Purchaser on the Purchase Date against payment of the purchase price therefor), and upon receipt of the Designated Purchaser Purchase Price, Bear Stearns shall have no further right, title or interest in such Capital Security, except to the extent required to permit Bear Stearns to effect a liquidation pursuant to Section 5 below; and

(C) on the Purchase Date, if any, Bear Stearns shall pay to Taberna (a) 100% of the Net Carry and (b) after payment of all of Taberna’s obligations hereunder, any amount remaining on deposit in the Warehouse Equity Account.

5. Liquidation of Capital Security. The Capital Securities shall be liquidated in the events set forth in this Agreement, including, without limitation, the events set forth below, and any such liquidation shall be made in accordance with the Liquidation Procedures and as follows:

(A) If a Purchase Date does not occur prior to the Termination Date for any reason, then: (i) Bear Stearns shall have no further obligation to purchase, finance or warehouse any Capital Security under this Agreement; (ii) subject to Section 5(D), the Liquidator shall liquidate all of the Capital Securities held in the Warehouse Account and the Escrow Account (other than those previously liquidated pursuant to clause (C) below) in accordance with the Liquidation Procedures; (iii) Taberna shall be liable to Bear Stearns for the Aggregate Net Loss, if any, resulting from the liquidation of the Capital Securities under this clause (A); (iv) Taberna shall receive from Bear Stearns an amount equal to 100% of the Aggregate Net Gain, if any, resulting from the liquidation of the Capital Securities under this clause (A); and (v) Taberna shall receive from Bear Stearns an amount equal to 100% of the Net Carry.

(B) [Intentionally Omitted.]

(C) If any Capital Security purchased for inclusion in the Warehouse Portfolio under Section 2 above becomes a Credit Risk Security or a Defaulted Security at any time during the related Carry Period, then, at the request of either party hereto, the Liquidator shall liquidate such Capital Security in accordance with the Liquidation Procedures in Section 6 below.

If the Purchase Date does not occur on or prior to the Termination Date, then any Net Loss or Net Gain resulting from the prior liquidation of any Capital Security pursuant to this clause (C) will be included in the calculation of Aggregate Net Loss and Aggregate Net Gain for purposes of clause (A) or (B) above, as applicable. However, if the Purchase Date does occur, Taberna shall be liable to Bear Stearns for the Aggregate Net Loss, if any, resulting from the liquidation of the Capital Securities under this clause (C).

(D) In the event that (i) the Capital Securities are to be liquidated in connection with the failure to reach the Target Level as of the Extended Termination Date (if such Extended Termination Date shall have been effective) or (ii) if a Purchase Date does not occur prior to the Termination Date because of the inability to accomplish a sale of the Capital Securities to a third-party purchaser on terms mutually satisfactory to Bear Stearns and Taberna, Taberna shall have the right to purchase all (or such portion as requested by Taberna and agreed to by Bear Stearns in its sole discretion) of the Capital Securities at a price equal to par.

(E) Notwithstanding anything stated herein to the contrary, the total liability of Taberna under this Agreement at any time will be limited to the Warehouse Equity Amount. Any amount payable to Taberna by Bear Stearns or to Bear Stearns by Taberna under this Section 5 shall be paid on (i) if the Purchase Date occurs prior to the Termination Date, the Purchase Date and (ii) otherwise, the last date on which any Capital Securities are sold pursuant to the Liquidation Procedures (and in any event no later than the date 30 days after the Termination Date). With respect to any amount owed by Taberna to Bear Stearns hereunder that is not paid pursuant to this clause (E) Taberna agrees to pay Bear Stearns interest on any such unpaid amount at a per annum rate equal to LIBOR plus 2% until all amounts owed hereunder are paid in full.

6. Liquidation Procedures. With respect to the liquidation of any Capital Securities pursuant to Section 5, unless otherwise agreed to in writing by Bear Stearns and Taberna, the Liquidator (as defined below) and except in case of the Target Level Failure Liquidation, shall within the Liquidation Period (as defined below) following the event giving rise to such liquidation (A) obtain bids from three leading dealers in subordinated debt or trust preferred securities which are not affiliates of Bear Stearns or Taberna (such dealers, “Market Makers”) to purchase such Capital Securities; (B) notify each party hereto of all such bids; and (C) sell such Capital Securities to the highest bid received from (x) the Market Maker providing the highest bid price; (y) in the event that two or more Market Makers solicited provide an identical bid, any such Market Maker selected by Taberna in its reasonable business judgment (collectively, the “Liquidation Procedures”) and (z) if Taberna provides the highest bid, to Taberna or its designee. Simultaneously with the liquidation of any Capital Security hereunder, Bear Stearns shall terminate the related Hedge Agreement, if any, entered into in respect of such Capital Security. As used herein, (A) “Liquidator” means (i) with respect to the liquidation at any one time of one or more Capital Security having an aggregate par amount not to exceed U.S$25,000,000, Taberna and (ii) otherwise, Bear Stearns; and (B) “Liquidation Period” means with respect to any liquidation of a Capital Security, 10 Business Days.

7. Notices. Unless expressly provided otherwise in writing by the parties hereto, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or in the case of facsimile, when confirmation of transmission is received, addressed as set forth below:

(A) If to Bear Stearns:	Bear, Stearns & Co. Inc. 383 Madison Avenue New York, NY 10179 Attn.: Tom Dunstan Phone No.: (212) 272-2511 Fax No.: (917) 849-0134

(B) If to Taberna::	Taberna Funding, LLC 450 Park Avenue 23rd Floor New York, NY 10022 Attn.: Milly Cashan Phone No.: (212) 735-1481 Fax No.: (212) 735-1499

With a copy to:

Taberna Realty Finance Trust 1818 Market Street - Suite 2800 Philadelphia, PA 19103 Attn.: Raphael Licht Phone No.: (215) 861-7884 Fax No.: (215) 861-7878

Any party hereto may alter the address or facsimile number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 7 for the giving of notice.

8. Term. This Agreement shall continue in full force and effect and shall be irrevocable by any party hereto until the earlier of the Purchase Date and the Termination Date; provided that the obligations of the parties hereto under Sections 5 and 6 hereof shall survive any such termination.

9. Specific Performance. If any party fails to comply with any provision of this Agreement that is applicable to such party, the other party hereto may demand specific performance of this Agreement and may exercise any other remedy available at law or equity.

10. Choice of Law; Service of Process. This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be governed by, the internal laws of the State of New York. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR CONDUCT IN CONNECTION WITH THIS ENGAGEMENT IS HEREBY WAIVED. The parties hereto submit to the exclusive jurisdiction of the federal and New York state courts located in the county of New York, New York in connection with any dispute related to this Agreement or any of the matters contemplated hereby.

11. Entire Agreement; Third-Party Beneficiary. This Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof, and supersedes and cancels all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be amended or modified except by the parties hereto in writing.

Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to indicate that this Agreement has been entered into for the benefit of any person other than the parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

12. Provisions Separable. If any term, provision, covenant or condition of this Agreement, or the application thereof to either party or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavour in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

13. Indulgences Not Waivers. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. The rights and remedies of the parties provided herein are cumulative and are in addition to, and not exclusive of, any rights, remedies, powers or privileges provided by law.

14. Titles Not to Affect Interpretation. The titles of the sections and paragraphs contained in this Agreement are for convenience only, and they neither form part of this Agreement nor are they to be used in the construction or interpretation hereof.

15. Counterparts. This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. Delivery of an executed counterpart of this Agreement by telecopier or facsimile transmission shall constitute due and sufficient delivery thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BEAR, STEARNS & CO. INC.

By:	/s/ Thomas S. Dunstan
Name:	Thomas S. Dunstan
Title:	Senior Managing Director

TABERNA FUNDING, LLC

By:	/s/ Jack Salmon
Name:	Jack Salmon
Title:	CFO

ANNEX A

Unless otherwise agreed on by Bear Stearns, a Capital Security will be eligible for purchase by Bear Stearns for inclusion in the Warehouse Account if, at the time it is purchased, it:

1.	is a U.S. dollar denominated debt or trust preferred security;

2.	is not a Defaulted Security;

3.	provides for a fixed amount of principal to be payable at maturity;

4.	is not a revolving security; and

5.	would not result in the aggregate par amount of Capital Securities issued by a single issuer to exceed $25,000,000.